                                                                   Exhibit (4.4)

                                                               Boxes not checked
                                                               are inapplicable.

                                  BUSINESS NOTE
                      (Use only for business purpose loans)

BADGER METER, INC.
(MAKER)

[Check (a), (b), (c) or (d); only one shall apply.]
(a) [ ] SINGLE PAYMENT. In one payment on N/A, plus interest payable as set forth below unless interest is shown on line 4 at the bottom of this Note.
(b) [X] INSTALLMENTS OF PRINCIPAL AND INTEREST. In 36 equal payments of $ 478,743.95 due on January 30,2004 and on [X] the same day(s) of each CONSECUTIVE month thereafter [ ] every 7th day thereafter [ ] every 14th day thereafter, with the final payment of the unpaid balance and accrued interest due on December 30, 2006, all subject to modification as set forth in 2(b) below, if applicable. All payments include principal and interest.
(c) [ ] INSTALLMENTS OF PRINCIPAL. In N/A equal payments of principal of $ N/A due on N/A and on [ ] the same day(s) of each N/A month thereafter [ ] every 7th day thereafter [ ] every 14th day thereafter, PLUS a final payment of the unpaid principal due on N/A, PLUS interest payable as set forth below.
(d)  [ ]  OTHER. N/A

2. INTEREST CALCULATION. If the amount of interest is not shown on line 4 below, this Note bears interest on the unpaid principal balance before maturity:

     [Check (a) or (b) or complete line 4 below; only one shall apply.]
(a)  [X]  FIXED RATE.  At the rate of 4.809% per year.
(b) [ ] VARIABLE RATE. At the annual rate which is equal to the following Index Rate, [ ] plus [ ] minus N/A percentage points ("Note Rate"), and the Note Rate shall be adjusted as provided below. The Index Rate is:
     [ ] The prime rate [ ] The reference rate [ ] The base rate adopted by [ ] lender [ ] N/A from time to time as its base or reference rate for interest rate determinations. The Index Rate may or may not be the lowest rate charged by lender.
     [ ]  N/A

          The initial Note Rate is N/A% per year and shall not at any time be less than N/A% per year. An adjustment in the Note Rate will result in an increase or decrease in (1) [ ] the amount of each payment of interest, (2) [ ] the amount of the final payment, (3) [ ] the number of scheduled periodic payments sufficient to repay this Note in substantially equal payments, (4) [ ] the amount of each remaining payment of principal and interest so that those remaining payments will be substantially equal and sufficient to repay this Note by its scheduled maturity date, (5) [ ] the amount of each remaining payment of principal and interest (other than the final payment) so that those remaining payments will be substantially equal and sufficient to repay this Note by its scheduled maturity date based on the original amortization schedule used by Lender, plus the final payment of principal and interest, or (6) [ ] N/A In addition, Lender is authorized to change the amount of periodic payments if and to the extent necessary to pay in full all accrued interest owing on this Note. The Maker agrees to pay any resulting payments or amounts. The Note Rate shall be adjusted only on the following change dates: [ ] the first day of each month [ ] each scheduled payment date [ ] as and when the Index Rate changes [ ] N/A

Interest is computed:
(c) [X] For the actual number of days principal is unpaid on the basis of [X] a 360 day year [ ] a 365 day year.
(d) [ ] For the number of days principal is unpaid on the basis of a 360 day year, counting each day as 1/30th of a month and disregarding differences in lengths of months and years. Unpaid principal and interest bear interest after maturity until paid (whether by acceleration or lapse of time) at the rate [X] which would otherwise be applicable plus 3 percentage points [ ] of N/A% per year, computed on the same basis as the interest rate before maturity.

3. INTEREST PAYMENT. Interest is payable on N/A, and on [ ] the same day of each N/A month thereafter, [ ] every 7th day thereafter, [ ] every 14th day thereafter, and at maturity, or, if box 1(b) is checked, at the times so indicated.


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4.   OTHER CHARGES. If any payment (other than the final payment) is not made on or before the 10TH day after its due date, Lender may collect a delinquency charge of 5% of the unpaid amount. Maker agrees to pay a charge of $ 15.00 for each check presented for payment under this Note which is returned unsatisfied.

5. PREPAYMENT. Full or partial prepayment of this Note [ ] is permitted at any time without penalty {X} SEE ATTACHED EXHIBIT A FOR PREPAYMENT PENALTY. IN THE EVENT THIS NOTE IS RENEWED, A LOAN ADMINISTRATION FEE MAY BE ASSESSED.

            THIS NOTE INCLUDES ADDITIONAL PROVISIONS ON REVERSE SIDE.


                                        BADGER METER. INC.                (SEAL)
                                        CORPORATION
                                        ----------------------------------------
                                        (Type of organization)


                                    By: /s/ Richard A. Meeusen            (SEAL)
                                        ----------------------------------------


                                    By: /s/ Richard E. Johnson            (SEAL)
                                        ----------------------------------------




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

December 29, 2003


Mr. James P. McMullen
Vice President
M&I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, Wisconsin

Dear Mr. McMullen:

The undersigned covenants that as long as any obligation is owed M&I Marshall & Ilsley Bank, ("Lender") under the terms and conditions of a promissory note dated December 29, 2003 in the amount of $16.000.000, (the "Note"), and all extensions, renewals or modifications of the Note, the undersigned will not sell or encumber in any of its assets and all obligations to Lender shall become due and payable upon the sale, lease or other disposition of the assets of Badger Meter, Inc.

A breach of this covenant shall constitute an additional event of default under the Note and Lender may, at its option, declare the Note due and payable, and may pursue all remedies available to it with regard to the Note. The undersigned shall reimburse Lender for all expenses incurred by it in protecting or enforcing its rights under this letter agreement, including without limitation reasonable attorneys' fees and legal expenses.

Dated this 29th day of December, 2003.


Badger Meter, Inc.


By:    /s/ Richard A. Meeusen
       ----------------------------------------

Title: President/CEO
       ----------------------------------------



By:    /s/ Richard E. Johnson
       ----------------------------------------

Title: Senior V.P. Finance, CFO & Treasurer
       ----------------------------------------


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PREPAYMENT FEE OPTIONS

Standard
--------

YIELD MAINTENANCE - LIBOR/Swap
The Yield Maintenance Fee, as hereinafter provided, shall be immediately due and payable by Maker upon a full or partial prepayment of this Note at any time prior to the final scheduled payment due date on the Note.

Yield Maintenance Fee: "Yield Maintenance Fee" means an amount equal to the excess, if any, of the amount of:

     (i) monthly interest which would otherwise be payable on the prepaid principal amount of this Note from the date of prepayment through the final schedule payment due date on the Note, over the

     (ii) monthly interest Lender would earn if the prepaid principal amount were reinvested for the period from the date of prepayment through the final scheduled payment due date on the Note, at the Reinvestment Rate (as hereinafter defined) plus 1.50%,

Such difference shall be discounted to present value at the Reinvestment Rate.

REINVESTMENT RATE: If the remaining term of the Note is less than one year, "Reinvestment Rate" means: the yield in percent per annum on Eurodollar Deposits (London) as of the Reinvestment Rate Determination Date (as hereinafter defined) which has a maturity equal to the remaining term of the Note;
if the remaining term of the Note is one year or more, "Reinvestment Rate" means: the yield in percent per annum on Interest Rate Swaps as of the Reinvestment Rate Determination Date which has a maturity equal to the remaining term of the Note; or, in the event there is no rate available for a term that is equal to the remaining term of the Note, "Reinvestment Rate" means: the linearly interpolated yield between the two yields (Eurodollar Deposits and/or Interest Rate Swaps, as applicable), one for the closest maturity less than the remaining term of the Note, and the other for the closest maturity greater than the remaining term of the Note.

REINVESTMENT RATE DETERMINATION DATE: "Reinvestment Rate Determination Date" means the date which is five (5) banking days prior to the scheduled prepayment date.

PUBLISHED YIELDS: Yields on Eurodollar Deposits (London) and Interest Rate Swaps shall be the applicable rates available and published most recently by the Board of Governors of the Federal Reserve System as of such Reinvestment Rate Determination Date.

(Release H.15, available at www.federalreserve.gov/releases/h15/update)

PREPAYMENT CALCULATION NOTICE TO MAKER: Promptly after the Reinvestment Rate Determination Date, Lender shall notify Maker of the amount and the basis of determination of the required Yield Maintenance Fee, and such determination and amount shall be binding on both parties absent manifest error.


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